Exhibit 99

Retractable Technologies, Inc. Announces Verdict

LITTLE ELM, Texas, September 19, 2013 — Retractable Technologies, Inc. (NYSE MKT: RVP), a leading maker of safety medical devices, announced today that a Tyler, Texas jury returned a verdict in the litigation of Retractable Technologies, Inc. v. Becton, Dickinson and Company in favor of Retractable. After a six year battle, the verdict vindicates Retractable’s claim that industry giant Becton, Dickinson and Company illegally engaged in anticompetitive conduct with the intent to acquire or maintain monopoly power in the safety syringe market and engaged in false advertising under the Lanham Act. The jury awarded Retractable $113,508,014 in compensatory damages subject to being trebled pursuant to federal statute. Retractable is represented by Locke Lord LLP; Ireland, Carroll & Kelley, P.C.; and Jim Parsons Law.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer